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                                                                    EXHIBIT 99.9

                                         ___________, 20__


                       FORM OF EXCHANGE AGENT AGREEMENT
                       --------------------------------


The Bank of New York
101 Barclay Street, Floor 21 West
New York, New York 10286
Attention:  Corporate Trust Administration

Ladies and Gentlemen:

          United States Steel LLC, a Delaware limited liability company (the "Company"), proposes to offer up to $365 million aggregate principal amount of __% Senior Quarterly Income Debt Securities (SQUIDSSM) due 2031 (the "New Securities") in exchange (the "Exchange Offers") for an equal face amount of 6.50% Cumulative Convertible Preferred Stock of USX Corporation, 6.75% Convertible Quarterly Income Preferred Securities of USX Capital Trust I, and 8.75% Cumulative Monthly Income Preferred Shares, Series A, of USX Capital LLC (collectively, the "Old Securities"). The terms and conditions of the Exchange Offers as currently contemplated are set forth in a prospectus, dated ___________ (the "Prospectus"), and the related Letters of Transmittal proposed to be distributed to all record holders of the Old Securities. The Old Securities and the New Securities are collectively referred to herein as the "Securities".

          The Company hereby appoints The Bank of New York to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offers. References hereinafter to "you" shall refer to The Bank of New York.

          The Exchange Offers are expected to be commenced by the Company on or about _____________. The Letters of Transmittal accompanying the Prospectus (or in the case of book-entry securities, the Automated Tender Offer Program ("ATOP") of DTC (as defined below)) is to be used by the holders of the Old Securities to tender their Old Securities in the Exchange Offers. The Prospectus and Letters of Transmittal contain instructions with respect to the tender of Old Securities in the Exchange Offers.

          The Exchange Offers shall expire at 5:00 p.m., New York City time, on _________ or on such subsequent date or time to which the Company may extend the Exchange Offers (the latest time and date to which the Exchange Offers are extended are referred to herein as the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right to extend the Exchange Offers from time to time and may extend the Exchange Offers by giving oral (promptly confirmed in writing) or written notice to you before 9:00 a.m., New York City time, on the business day following the previously scheduled Expiration Date.
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          The Company expressly reserves the right, in its sole discretion, to
(1) delay accepting any validly tendered Old Securities of any series, or (2) terminate or amend the Exchange Offers, by giving oral or written notice of such delay (any such oral notice to be promptly confirmed in writing), termination or amendment to the Exchange Agent. Any such delay in acceptance, termination or amendment will be followed as promptly as practicable by a public announcement thereof.

          In addition, the Exchange Offers are subject to a number of conditions precedent which are specified in the Prospectus under the caption "The Exchange Offers -- Conditions Precedent to the Exchange Offers."

          In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

          1. You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned "The Exchange Offers" or as specifically set forth herein; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.

          2. You will establish book-entry accounts with respect to each series the Old Securities (the "Accounts") at The Depository Trust Company ("DTC") for purposes of receiving tenders of Outstanding Securities in the Exchange Offers within two business days after the date of the Prospectus, and any financial institution that is a participant in DTC's systems may make book-entry delivery of the Old Securities by causing DTC to transfer such Old Securities into such Accounts in accordance with DTC's procedure for such transfer.

          3. You are to examine each of the Letters of Transmittal and certificates for Old Securities (or confirmation of book-entry transfer into your Accounts at DTC) and any other documents delivered or mailed to you by or for holders of the Old Securities to ascertain whether: (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein; (ii) the Old Securities have otherwise been properly tendered; (iii) in the event of a transfer of ownership of Outstanding Securities not registered in the security listing position of DTC, that the signatures on the Letter of Transmittal are guaranteed by an Eligible Guarantor Institution and that the Letter of Transmittal is accompanied by the appropriate transfer documents and evidence of payment of any applicable transfer taxes; and (iv) all other documents submitted with the Letter of Transmittal appear to be duly completed and signed. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the certificates for Old Securities are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offers exists, you will promptly endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be reasonably necessary or advisable to cause such irregularity to be corrected.

          4. With the approval of any officer or Assistant Treasurer of the Company (such approval, if given orally, to be promptly confirmed in writing) or any

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other party designated in writing by any officer or Assistant Treasurer, you are authorized to waive any irregularities in connection with any tender of Old Securities pursuant to the Exchange Offers.

          5. Tenders of Old Securities may be made only as set forth in the section of the Prospectus captioned "The Exchange Offers -- Procedures for Tendering", and Old Securities shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

          Notwithstanding the provisions of this Section 5, Old Securities which any officer or Assistant Treasurer, of the Company shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be promptly confirmed in writing).

          6. You shall advise the Company with respect to any Old Securities received subsequent to the Expiration Date and accept its instructions with respect to disposition of such Old Securities.

          7.  You shall accept tenders:

              (a) in cases where the Old Securities are registered in two or more names only if separate Letters of Transmittal are completed, signed and delivered by all named holders (or a separate agent's message is delivered with respect to each such named holder);

              (b) in cases where the signing person (as indicated on the Letter of Transmittal or in the agent's message) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and

              (c) from persons other than the registered holder of Old Securities, provided that customary transfer requirements, including payment of any applicable transfer taxes, are fulfilled and required signature guarantees are delivered.

          You shall not accept partial tenders of Old Securities.

          8. Upon satisfaction or waiver of all of the conditions to the Exchange Offers, the Company will notify you (such notice, if given orally, to be promptly confirmed in writing) of its acceptance, promptly after the Expiration Date, of Old Securities properly tendered indicating the aggregate face amount of Old Securities accepted in the Exchange Offers and whether any proration of tendered Outstanding Securities was required. You, on behalf of the Company, will exchange, in accordance with the terms hereof, accepted Old Securities for New Securities plus a cash payment of accrued but unpaid dividends or distributions on the Old Securities accepted, and you will cause such Old Securities to be cancelled. In the event that the Company notifies you that proration of tendered Outstanding Securities was required, you shall also deliver in accordance with the terms hereof, to each holder of accepted Outstanding Securities, such number of Outstanding Securities that were tendered but not accepted in the Exchange Offers as a result of proration by book-entry transfer to the DTC account specified by the

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tendering holder in the Letter of Transmittal (or agent's message in lieu thereof). Delivery of New Securities, plus payment of accrued but unpaid dividends or distributions, shall be made by you on behalf of the Company by book-entry transfer to the DTC account specified by the holder of accepted Outstanding Securities in the Letter of Transmittal (or agent's message in lieu thereof) as follows: (i) $50 principal amount of New Securities, for each validly tendered and accepted share of 6.50% Cumulative Convertible Preferred Stock of USX Corporation ("6.50% Preferred Stock"), plus a cash payment for accrued but unpaid dividends thereon; (ii) $50 principal amount of New Securities, for each validly tendered and accepted 6.75% Convertible Quarterly Income Preferred Security of USX Capital Trust I ("6.75% QUIPS"), plus a cash payment for accrued but unpaid distributions thereon; and (iii) $25 principal amount of New Securities, for each validly tendered and accepted 8.75% Cumulative Monthly Income Preferred Share, Series A, of USX Capital LLC ("8.75% MIPS"), plus a cash payment for accrued but unpaid dividends thereon. Such delivery shall only be made by you after notice (such notice if given orally, to be promptly confirmed in writing) of acceptance of said Old Securities by the Company; provided, however, that in all cases, Old Securities tendered pursuant to the Exchange Offers will be exchanged only after timely receipt by you of certificates for such Old Securities (or confirmation of book-entry transfer into your account at the DTC), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees and any other required documents, or an agent's message in lieu thereof. You shall issue New Securities only in denominations of $25 or any integral multiple thereof.

          9. Tenders pursuant to the Exchange Offers are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letters of Transmittal, Old Securities tendered pursuant to the Exchange Offers may be withdrawn at any time prior to the Expiration Date.

          10. The Company shall not be required to exchange any Old Securities tendered if any of the conditions set forth in the Exchange Offers are not met. Notice of any decision by the Company not to exchange any Old Securities tendered shall be given (if given orally, to be promptly confirmed in writing) by the Company to you.

          11. If, pursuant to the Exchange Offers, the Company does not accept for exchange all or part of the Old Securities tendered because of an invalid tender, or failure to satisfy or waive any of the conditions to the Exchange Offers set forth in the Prospectus under the caption "The Exchange Offers -- Conditions Precedent to the Exchange Offers" or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offers return those certificates for unaccepted Old Securities (or effect appropriate book-entry transfer by crediting the DTC account numbers indicated by such persons ), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them.

          12. Old Securities that are not accepted in the Exchange Offer as a result of proration and all New Securities shall be delivered by book-entry transfer to the DTC account designated by the holder of tendered Old Securities in the Letter of

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Transmittal or agent's message. All payments of accrued and unpaid dividends or distributions on Old Securities accepted by the Company in the Exchange Offers shall be paid by you by crediting the DTC account number specified by the tendering holder of Old Securities. Promptly following the Exchange Date, the Company shall provide you with an amount of cash sufficient to pay any accrued but unpaid dividends or distributions on the accepted Outstanding Securities.

          13. You shall forward to the Company and the Dealer Managers all information regarding Soliciting Dealers designated in any Letters of Transmittal, or agent's message in lieu thereof, on or prior to the second New York Stock Exchange trading day after the Expiration Date. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

          14. In the event that any holder of any certificate(s) representing shares of 6.50% Preferred Stock ("Certificates") claims that such Certificate(s) has been lost, stolen or destroyed, you shall mail to such holder an affidavit of loss and an indemnity bond. You shall deliver the New Securities (plus accrued but unpaid dividends) to such holder upon exchange of such shares of 6.50% Preferred Stock only upon delivery to the Exchange Agent of a properly completed and signed affidavit of loss and the posting of an indemnity bond in an amount reasonably determined by the Company as indemnity against any claim that may be made against the Company with respect to such Certificate(s). Risk of loss and title to Certificates will pass only upon delivery of Certificates to the Exchange Agent.

          15.  As Exchange Agent hereunder you:

               (a) shall not be liable for any action or omission to act unless the same constitutes your own negligence, willful misconduct or bad faith, and in no event shall you be liable to a securityholder, the Company or any third party for special, indirect or consequential damages, or lost profits, arising in connection with this Agreement;

               (b) shall have no duties or obligations other than those specifically set forth herein or in the Prospectus or as may be subsequently agreed to in writing between you and the Company;

               (c) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates or the Old Securities represented thereby deposited with you pursuant to the Exchange Offers, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offers;

               (d) shall not be obligated to take any legal action hereunder which might in your judgment involve any expense or liability, unless you shall have been furnished with indemnity satisfactory to you;

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               (e)  may conclusively rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed or presented by the proper person or persons;

               (f) may act upon any tender, statement, request, document, agreement, certificate or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine or to have been signed or presented by the proper person or persons;

               (g) may conclusively rely on and shall be protected in acting in good faith upon written or oral instructions from any authorized officer or Assistant Treasurer of the Company;

               (h) may consult with counsel of your selection with respect to any questions relating to your duties and responsibilities and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the advice or opinion of such counsel; and

               (i) shall not advise any person tendering Old Securities pursuant to the Exchange Offers as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Securities.

          16. You shall take such action as may from time to time be requested by the Company (and such other action as you may deem appropriate) to furnish copies of the Prospectus, Letters of Transmittal and the Notices of Guaranteed Delivery (as defined in the Prospectus) or such other forms as may be approved from time to time by the Company, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offers, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offers. The Company will furnish you with copies of such documents on your request. All other requests for information relating to the Exchange Offer shall be directed to the Information Agent or the Dealer Managers at their addresses and telephone numbers on the back cover of the Prospectus.

          17. You shall advise by facsimile transmission _____, the _____ of the Company (at the facsimile number _____), and such other person or persons as the Company may request, daily (and more frequently during the week immediately preceding the Expiration Date if requested) up to and including the Expiration Date, as to the aggregate face value of Old Securities which have been tendered pursuant to the Exchange Offers and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to each series of Outstanding Securities and the items properly received and items improperly received. In addition, you will also inform, and cooperate in making available to, the Company or any such other person or persons upon oral request made from time to time prior to the Expiration Date of such other

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information as they may reasonably request. Such cooperation shall include, without limitation, the granting by you to the Company and such person as the Company may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offers. If proration of the tendered Outstanding Securities is required, as described in the Prospectus under the caption "The Exchange Offers-Acceptance of Outstanding Securities for Exchange; Proration", you shall cooperate with the Company in calculating the aggregate face value of each series of Outstanding Securities that may be accepted in the Exchange Offers. You shall then prepare a final list of all holders whose tenders were accepted, the aggregate face value of each series of Old Securities tendered, and the aggregate face value of each series of Old Securities accepted, taking into account any Outstanding Securities that the Company advised you were not accepted as a result of proration, and deliver said list to the Company.

          18. Letters of Transmittal and Notices of Guaranteed Delivery shall be stamped by you as to the date and, after the expiration of the Exchange Offers, the time, of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities. You shall dispose of unused Letters of Transmittal and other surplus materials by returning them to the Company.

          19. For services rendered as Exchange Agent hereunder, you shall be entitled to such compensation as set forth on Schedule I attached hereto. The provisions of this section shall survive the termination of this Agreement.

          20. You hereby acknowledge receipt of the Prospectus and the Letters of Transmittal. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letters of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to your duties, liabilities and indemnification as Exchange Agent.

          21. The Company covenants and agrees to fully indemnify and hold you harmless against any and all loss, liability, cost or expense, including [reasonable] attorneys' fees and reasonable expenses, incurred without [gross] negligence or willful misconduct on your part, arising out of or in connection with any act, omission, delay or refusal made by you in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Old Securities believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Old Securities. In each case, the Company shall be notified by you, by letter or facsimile transmission, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or shall have been served with a summons in connection therewith. The Company shall be entitled to participate at its own expense in the defense of any such claim or other action and, if the Company so elects, the Company shall assume the defense of any suit brought to enforce

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any such claim. In the event that the Company shall assume the defense of any such suit, the Company shall not be liable for the fees and expenses of any additional counsel thereafter retained by you, so long as the Company shall retain counsel reasonably satisfactory to you to defend such suit, and so long as you have not determined, in your reasonable judgment, that a conflict of interest exists between you and the Company. The provisions of this section shall survive the termination of this Agreement.

          22. You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service.

          23. You shall deliver or cause to be delivered, in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the exchange of Old Securities, the Company's payment in the amount of all transfer taxes so payable; provided, however, that you shall reimburse the Company for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.

          24. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

          25. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement.

          26. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          27. This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.

          28. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

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          If to the Company:

               United States Steel LLC
               600 Grant Street
               Pittsburgh, PA  15219-4776
               Facsimile:  412-433-1145
               Attention:  General Counsel

          If to the Exchange Agent:

               The Bank of New York
               101 Barclay Street
               Floor 21 West
               New York, New York  10286
               Facsimile:  212-815-5915
               Attention:  Corporate Trust Administration

          29. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Sections 19 and 21 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Company any certificates for accepted Old Securities, and any funds or property then held by you as Exchange Agent under this Agreement.

          30. This Agreement shall be binding and effective as of the date hereof.

                            [SIGNATURE PAGE FOLLOWS]

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          Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

                                    UNITED STATES STEEL LLC

                                    By:
                                      ----------------------------------------
                                      Name: E.F. Guna
                                      Title:  Vice President



Accepted as of the date
first above written:

THE BANK OF NEW YORK, as Exchange Agent


By:
   --------------------------------------
  Name:
  Title:

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                                  SCHEDULE I
                        COMPENSATION OF EXCHANGE AGENT:

                       PLUS _____ PER EXTENSION OF OFFER
                PLUS OUT-OF POCKET EXPENSES, INCLUDING, WITHOUT
                LIMITATION, LEGAL FEES AND REASONABLE EXPENSES.